Exhibit 21

SERVOTRONICS, INC.

SUBSIDIARIES OF

REGISTRANT

Name and address of each member	Employer ID No.

Servotronics, Inc.	16-0837866
P.O. Box 300
Elma, New York 14059-0300

Ontario Knife Company	16-0578540
26 Empire Street
Franklinville, New York 14737

Queen Cutlery Company	25-0743840
507 Chestnut Street
Titusville, Pennsylvania 16354

G.N. Metal Products, Inc.	16-0964682
P.O. Box 300
Elma, New York 14059-0300

SVT Management, Inc.	16-1037766
P.O. Box 300
Elma, New York 14059-0300

MRO Corporation	16-1230799
P.O. Box 300
Elma, New York 14059-0300

TSV ELMA, Inc.	16-1415699
P.O. Box 300
Elma, New York 14059-0300

87 South Main Corp.	20-2776383
P.O. Box 300
Elma, New York 14059-0300

King Cutlery, Inc.	33-1112061
P.O. Box 300
Elma, New York 14059-0300

TSV Franklinville, Inc.	52-2364297
P.O. Box 300
Elma, New York 14059-0300

Aero Metal Products	27-1143686
P.O Box 300
Elma, New York 14059-0300